Exhibit 4.7
GUARANTEE AGREEMENT
SOUTHWEST BANCORP, INC.
Dated as of July 2, 2008

i

Certain Sections of this Guarantee relating to Sections 310 through 318, inclusive, of the Trust Indenture Act of 1939:

TRUST INDENTURE ACT Section	GUARANTEE Section
§310(a)(1), (2) and (5)	4.1(a)
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(b)	2.8, 4.1(c)
(c)	Not Applicable
§311(a)	2.2(b)
(b)	2.2(b)
(c)	Not Applicable
§312(a)	2.2(a)
(b)	2.2(b)
(c)	2.2(b)
§313(a)	2.3
(b)	2.3
(c)	2.3
(d)	2.3
§314(a)(1), (2) and (3)	2.4
(a)(4)	2.4
(b)	Not Applicable
(c)(1)	2.4
(c)(2)	2.4
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	2.4
(f)	Not Applicable
§315(a)	3.1(d)
(b)	2.7
(c)	3.1(b)
(d)	3.1(d)
(e)	5.4(c)
§316(a)	1.1
(a)(1)(A)	5.4(A)
(a)(1)(B)	2.6
(a)(2)	Not Applicable
(b)	5.3
(c)	Not Applicable
§317(a)(1)	2.1(b)
(a)(2)	2.1(b)
(b)	2.1(b)
§318(a)	2.1(b)
Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

ii

GUARANTEE AGREEMENT
     This GUARANTEE AGREEMENT (the “Guarantee”), dated as of July 2, 2008, is executed and delivered by Southwest Bancorp, Inc., a bank holding company incorporated in the State of Oklahoma (the “Guarantor”), and U.S. Bank National Association, a national banking association, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Southwest Capital Trust II, a Delaware statutory trust (the “Issuer”).
     WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Declaration”), dated as of the date hereof, among the trustees named therein of the Issuer, Southwest Bancorp, Inc., as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof fixed rate trust preferred securities, having an aggregate liquidation amount of up to $34,500,000.00 (the “Preferred Securities”); and
     WHEREAS, the Preferred Securities will be issued by the Issuer, and the proceeds thereof, together with the proceeds from the issuance of the Issuer’s common securities, will be used to purchase the Debentures (as defined herein);
     WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Guarantee, to pay to the Holders of Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of the Holders from time to time of the Preferred Securities:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions and Interpretation.
     In this Guarantee, unless the context otherwise requires:
     (a) capitalized terms used in this Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;
     (b) a term defined anywhere in this Guarantee has the same meaning throughout;
     (c) all references to “the Guarantee” or “this Guarantee” are to this Guarantee as modified, supplemented or amended from time to time;
     (d) all references in this Guarantee to Articles and Sections are to Articles and Sections of this Guarantee, unless otherwise specified;
     (e) capitalized terms used in this Guarantee but not defined herein have the meanings assigned to such terms in the Declaration as of the date of execution of this Guarantee; and
     (f) a reference to the singular includes the plural and vice versa.
     “Beneficiaries” means any Person to whom the Issuer is or hereafter becomes indebted or liable.
     “Common Securities” has the meaning specified in the Declaration.
     “Corporate Trust Office” means the office of the Guarantee Trustee at which at any particular time its corporate trust business shall be principally administered, which at all times shall be located within the United States and at the time of the execution of this Guarantee shall be One Federal Street, 3rd Floor, Boston, Massachusetts 02110.

     “Debenture Issuer” means Southwest Bancorp, Inc. or any successor entity resulting from any consolidation, amalgamation, merger or other business combination, in its capacity as issuer of the Debentures.
     “Debentures” means the junior subordinated debentures of the Debenture Issuer that are designated in the Indenture as the “Fixed Rate Junior Subordinated Debt Securities due 2038” and held by the Institutional Trustee (as defined in the Declaration) of the Issuer.
     “Event of Default” means (i) a default by the Guarantor in any of its payment obligations under this Guarantee Agreement or (ii) a default by the Guarantor in any other obligation hereunder that remains unremedied for 30 days.
     “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accrued and unpaid Distributions (as defined in the Declaration) which are required to be paid on such Preferred Securities, to the extent the Issuer has funds available in the Property Account (as defined in the Declaration) therefor at such time, (ii) the price payable upon the redemption of any Preferred Securities to the extent the Issuer has funds available in the Property Account therefor at such time, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of Debentures to the Holders in exchange therefor as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount of the Preferred Securities and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds available in the Property Account therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as required by applicable law (in either case, the “Liquidation Distribution”).
     “Guarantee Trustee” means U.S. Bank National Association, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee and thereafter means each such Successor Guarantee Trustee.

     “Holder” means any Person in whose name any Preferred Securities are registered on the books and records of the Issuer; provided, however, that, in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee or any Affiliate of the Guarantor or Guarantee Trustee.
     “Indemnified Person” means the Guarantee Trustee (including in its individual capacity), any Affiliate of the Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Guarantee Trustee.
     “Indenture” means the Indenture, dated as of the date hereof, between the Debenture Issuer and U.S. Bank National Association, not in its individual capacity but solely as trustee, and any indenture supplemental thereto pursuant to which the Debentures are to be issued to the Institutional Trustee of the Issuer.
     “Liquidation Distribution” has the meaning set forth in the definition of “Guarantee Payments” herein.
     “Majority in Liquidation Amount of the Preferred Securities” means Holder(s) of outstanding Preferred Securities, voting together as a class, but separately from the holders of Common Securities, of more than 50% of the aggregate liquidation amount (including the amount that would be paid upon the redemption, liquidation or otherwise on the date upon which the voting percentages are determined, plus unpaid Distributions accrued thereon to such date) of all Preferred Securities then outstanding.
     “Obligations” means any costs, expenses or liabilities (but not including liabilities related to taxes) of the Issuer other than obligations of the Issuer to pay to holders of any Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities.
     “Officer’s Certificate” means a certificate signed by the Chairman of the Board, the Vice Chairman, the President or any Vice President, and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Comptroller, an Assistant Comptroller, the Secretary or an Assistant Secretary of the Company, and delivered to the Guarantee Trustee. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee shall include:

     (a) a statement that such officer signing the Officer’s Certificate has read the covenant or condition and the definitions relating thereto;
     (b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officer’s Certificate;
     (c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
     “Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the Corporate Trust Office of the Guarantee Trustee with direct responsibility for the administration of any matters relating to this Guarantee, including any vice president, any assistant vice president, any secretary, any assistant secretary, the treasurer, any assistant treasurer, any trust officer or other officer of the Corporate Trust Office of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.
     “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.2.
     “Trust Indenture Act” means the Trust Indenture Act of 1939 as in force at the date as of which this Guarantee Agreement was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.
     “Trust Securities” means the Common Securities and the Preferred Securities.
ARTICLE II
TRUST INDENTURE ACT
          Section 2.1 Trust Indenture Act; Application.
          (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.
          (b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act through the operation of Section 318(c) thereof, such imposed duties shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, such provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.
          Section 2.2 List of Holders.
          (a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, on or before June 30 and December 31 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a “List of Holders”) as of a date not more than 15 days prior to the delivery thereof, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
          (b) The Guarantee Trustee shall comply with the requirements of Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act. Disclosures made pursuant to Section 312(b) of the Trust Indenture Act shall be accorded the treatment provided in Section 313(c) of the Trust Indenture Act.
          Section 2.3 Reports by the Guarantee Trustee.
          Not later than June 15 of each year, commencing June 15, 2009, the Guarantee Trustee shall provide to the Holders such reports, if any, as are required by Section 313 of the Trust Indenture Act in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.
          Section 2.4 Reports to the Guarantee Trustee.
          The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.
          Section 2.5 Evidence of Compliance with Conditions Precedent.
          The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.
          Section 2.6 Events of Default; Waiver.
          The Holders of at least a Majority in Liquidation Amount of the Preferred Securities may, by vote, on behalf of the Holders of all the Preferred Securities, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.
          Section 2.7 Event of Default; Notice.
          (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notice of any such Event of Default known to the Guarantee Trustee, unless such Event of Default has been cured before the giving of such notice, provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
          (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer of the Guarantee Trustee charged with the administration of this Guarantee Agreement shall have actual knowledge of such Event of Default.

          Section 2.8 Conflicting Interests.
          The Declaration and the Indenture shall be deemed to be specifically described in this Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III
POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE
     Section 3.1 Powers and Duties of the Guarantee Trustee.
     (a) This Guarantee shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee to any Person except a Holder exercising its rights pursuant to Section 5.4 (b) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, and such vesting and succession of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.
     (b) If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee, has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee for the benefit of the Holders, exercising such of the rights and powers vested in it by this Guarantee, and using the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (c) The Guarantee Trustee, before the occurrence of any Event of Default, and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. If an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (d) No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct or bad faith, except that:
     (i) prior to the occurrence of any Event of Default and after the curing or waiving of all Events of Default that may have occurred:
     (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee, and no implied covenants or obligations shall be read into this Guarantee against the Guarantee Trustee; and
     (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee; but in the case of any such certificates or opinions furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not on their face they conform to the requirements of this Guarantee;
     (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that such Responsible Officer of the Guarantee Trustee or the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
     (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Holders of a Majority in Liquidation Amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee; and

     (iv) no provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds is not reasonably assured to it under the terms of this Guarantee, or security and indemnity, reasonably satisfactory to the Guarantee Trustee, against such risk or liability is not reasonably assured to it.
     Section 3.2 Certain Rights of the Guarantee Trustee.
     (a) Subject to the provisions of Section 3.1:
     (i) The Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
     (ii) Any direction or act of the Guarantor contemplated by this Guarantee shall be sufficiently evidenced by an Officer’s Certificate.
     (iii) Whenever, in the administration of this Guarantee, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officer’s Certificate of the Guarantor which, upon receipt of such request, shall be promptly delivered by the Guarantor.
     (iv) The Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument or other writing (or any rerecording, refiling or reregistration thereof).
     (v) The Guarantee Trustee may consult with counsel of its selection, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantee Trustee, the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee from any court of competent jurisdiction.
     (vi) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, however, that nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee.
     (vii) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
     (viii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (ix) Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Preferred Securities, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.
     (x) Whenever in the administration of this Guarantee the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders of a Majority in Liquidation Amount of the

Preferred Securities, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received and (C) shall be protected in conclusively relying on or acting in accordance with such instructions.
     (b) No provision of this Guarantee shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.
     Section 3.3 Not Responsible for Recitals or Issuance of Guarantee.
     The recitals contained in this Guarantee shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee.
ARTICLE IV
THE GUARANTEE TRUSTEE
     Section 4.1 The Guarantee Trustee; Eligibility.
     (a) There shall at all times be a Guarantee Trustee which shall:
     (i) not be an Affiliate of the Guarantor; and
     (ii) be a banking corporation or national association organized and doing business under the laws of the United States of America or any territory or state thereof or of the District of Columbia, or Person authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), subject to supervision or examination by federal, state, territorial or District of Columbia authority and having an office within the United States, and otherwise eligible under to the Trust Indenture Act to act as trustee hereunder. If such banking corporation or national association publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation or national association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
     (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set forth in Section 4.2(c).
     (c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee shall either eliminate such “conflicting interest” or resign and the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
     Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.
     (a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor except during an Event of Default.
     (b) The Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.
     (c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by an instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

     (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of removal or resignation, the Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.
     (e) No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.
     (f) Upon termination of this Guarantee or removal or resignation of the Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Guarantee Trustee all amounts owing to the Guarantee Trustee under Sections 8.2 and 8.3 accrued to the date of such termination, removal or resignation.
ARTICLE V
GUARANTEE
     Section 5.1 Guarantee.
     (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense (except defense of payment by the Issuer), right of set-off or counterclaim that the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders. The Guarantor shall give prompt written notice to the Guarantee Trustee in the event it makes any direct payment to the Holders.
     (b) Guarantor hereby also agrees to assume any and all Obligations of the Issuer and in the event any such Obligation is not so assumed, subject to the terms and conditions hereof, the Guarantor hereby irrevocably and unconditionally guarantees to each Beneficiary the full payment, when and as due, of any and all Obligations to such Beneficiaries. This Guarantee is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.
     Section 5.2 Waiver of Notice and Demand.
     The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
     Section 5.3 Obligations Not Affected.
     The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;
     (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, the price payable upon the redemption of the Preferred Securities, the Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for the payment of the Distributions, the price payable upon the redemption of the Preferred Securities, the Liquidation Distribution or other sums payable that results from the extension of any interest payment period on the Debentures);
     (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;
     (e) any invalidity of, or defect or deficiency in, the Preferred Securities;
     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
     (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
     There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.
     Section 5.4 Rights of Holders.
     (a) The Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee; provided, however, that (subject to Sections 3.1 and 3.2) the Guarantee Trustee shall have the right to decline to follow any such direction if the Guarantee Trustee shall determine that the actions so directed would be unjustly prejudicial to the Holders not taking part in such direction or if the Guarantee Trustee being advised by legal counsel determines that the action or proceeding so directed may not lawfully be taken or if the Guarantee Trustee in good faith by its board of directors or trustees, executive committee or a trust committee of directors or trustees and/or Responsible Officers shall determine that the action or proceeding so directed would involve the Guarantee Trustee in personal liability.
     (b) Any Holder may institute a legal proceeding directly against the Guarantor to enforce the Guarantee Trustee’s rights under this Guarantee, without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other Person. The Guarantor waives any right or remedy to require that any such action be brought first against the Issuer, the Guarantee Trustee or any other Person before so proceeding directly against the Guarantor.
     Section 5.5 Guarantee of Payment.
     This Guarantee creates a guarantee of payment and not of collection. This Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of the Debentures to Holders as provided in the Declaration.
     Section 5.6 Subrogation.
     The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee; provided, however, that the Guarantor shall not (except to the extent required by applicable provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee, if, after giving effect to any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
     Section 5.7 Independent Obligations.
     The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI
LIMITATION OF TRANSACTIONS; SUBORDINATION
     Section 6.1 Limitation of Transactions.
     So long as any Preferred Securities remain outstanding, if (a) there shall have occurred and be continuing an Event of Default or (b) Debenture Issuer shall have selected an Extension Period as provided in the Indenture and such period, or any extension thereof, shall have commenced and be continuing, then the Guarantor may not, and shall not allow any Subsidiary (as defined in the Indenture) to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Guarantor’s or any of the Subsidiary’s capital stock or make any guarantee payments with respect to such capital stock, or (y) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Guarantor that rank pari passu with or junior in interest to the Debentures (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Guarantor in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, or consultants, (B) a dividend reinvestment or stockholder stock purchase plan or (C) the issuance of capital stock of the Guarantor (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the occurrence of the Event of Default or the applicable Extension Period, (ii) as a result of any exchange or conversion of any class or series of the Guarantor’s capital stock (or any capital stock of a subsidiary of the Guarantor) for any class or series of the Guarantor’s capital stock or of any class or series of the Guarantor’s indebtedness for any class or series of the Guarantor’s capital stock, (iii) the purchase of fractional interests in shares of the Guarantor’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior in interest to such stock), (vi) a dividend or distribution on, a redemption, purchase or acquisition of, or a liquidation payment with respect to equity securities of an Insured Depository Institution subsidiary; or (vii) payments under this Guarantee.
     Section 6.2 Ranking.
     This Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the Indenture) of the Guarantor. Further, the obligations of the Guarantor under this Guarantee shall rank pari passu with the obligations of the Guarantor under any similar guarantee agreements issued by the Guarantor with respect to trust preferred securities (if any) similar to the Preferred Securities, issued by trusts other than the Issuer established or to be established by the Guarantor (if any), in each case similar to the Issuer, and any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of Guarantor hereunder, including, without limitation, (i) the obligations of the Guarantor under the Debentures (ii) the Guarantor’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued to OKSB Statutory Trust I pursuant to an Indenture dated as of June 26,2003 by and between the Guarantor and U.S. Bank National Association; (ii) the related guarantee of the Guarantor with respect to the securities of OKSB Statutory Trust I, issued pursuant to that certain Guarantee Agreement, dated as of June 26, 2003 by and between the Guarantor and U.S. Bank National Association; (iii) the Guarantor’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued to SBI Capital Trust II pursuant to an Indenture dated as of October 14, 2003 by and between the Guarantor and Wells Fargo Bank, National Association; and (iv) the related guarantee of the Guarantor with respect to the securities of SBI Capital Trust II, issued pursuant to that certain Guarantee Agreement, dated as of October 14, 2003 by and between the Guarantor and Wells Fargo Bank, National Association. By their acceptance hereof, each Holder of Preferred Securities agrees to the foregoing provisions of this Guarantee and the other terms set forth herein.
     (b) The right of the Guarantor to participate in any distribution of assets of any of its subsidiaries upon any such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. Accordingly, the Guarantor’s obligations under this Guarantee will be effectively subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments hereunder. This Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Guarantor, including Senior Indebtedness, under any indenture or agreement that the Guarantor may enter into in the future or otherwise.
ARTICLE VII
TERMINATION
     Section 7.1 Termination.
     This Guarantee shall terminate and be of no further force and effect upon (i) full payment of the price payable upon redemption of all Preferred Securities then outstanding, (ii) the distribution of all of the Debentures to the Holders or (iii) full payment of the amounts payable in accordance with the Declaration upon dissolution of the Issuer. Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities or under this Guarantee.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Exculpation.
     (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Holder for any loss, damage or claim incurred by reason of any act or omission of such Indemnified Person in good faith in accordance with this Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence, willful misconduct or bad faith with respect to such acts or omissions.
     (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Issuer or the Guarantor and upon such information, opinions, reports or statements presented to the Issuer or the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who, if selected by such Indemnified Person, has been selected with reasonable care by such Indemnified Person, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.
     Section 8.2 Indemnification.
     (a) The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence, willful misconduct or bad faith on the part of the Indemnified Person, arising out of or in connection with the acceptance or administration of the trust hereunder, including but not limited to the costs and expenses (including reasonable legal fees and expenses) of the Indemnified Person defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of the Indemnified Person’s powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the resignation or removal of the Guarantee Trustee and the termination of this Guarantee. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee.
     (b) Promptly after receipt by an Indemnified Person under this Section 8.2 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Guarantor under this Section 8.2, notify the Guarantor in writing of the commencement thereof; but the failure so to notify the Guarantor (i) will not relieve the Guarantor from liability under paragraph (a) above unless and to the extent that the Guarantor did not otherwise learn of such action and such failure results in the forfeiture by the Guarantor of substantial rights and defenses and (ii) will not, in any event, relieve the Guarantor from any obligations to any Indemnified Person other than the indemnification obligation provided in paragraph (a) above. The Guarantor shall be entitled to appoint counsel of the Guarantor’s choice at the Guarantor’s expense to represent the Indemnified Person in any action for which indemnification is sought (in which case the Guarantor shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person or Persons except as set forth below); provided, however, that such counsel shall be satisfactory to the Indemnified Person. Notwithstanding the Guarantor’s election to appoint counsel to represent the Indemnified Person in any action, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Guarantor shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Guarantor to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Person and the Guarantor and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Guarantor, (iii) the Guarantor shall not have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action or (iv) the Guarantor shall authorize the Indemnified Person to employ separate counsel at the expense of the Guarantor. The Guarantor will not, without the prior written consent of the Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Persons are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, suit or proceeding.
     Section 8.3 Compensation; Reimbursement of Expenses.
     The Guarantor agrees:
     (a) to pay to the Guarantee Trustee from time to time such compensation for all services rendered by it hereunder as the parties shall agree to from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and
     (b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by it in accordance with any provision of this Guarantee (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the negligence, willful misconduct or bad faith of the Guarantee Trustee.
     The provisions of this Section 8.3 shall survive the resignation or removal of the Guarantee Trustee and the termination of this Guarantee.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Successors and Assigns.
     All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor’s assets to another entity, in each case to the extent permitted under the Indenture, the Guarantor may not assign its rights or delegate its obligations under this Guarantee without the prior approval of the Holders of a Majority in Liquidation Amount of the Preferred Securities.
     Section 9.2 Amendments.
     Except with respect to any changes that do not adversely affect the powers, preferences, rights or interests of Holders of the Preferred Securities in any material respect (in which case no approval of Holders will be required), this Guarantee may be amended only with the prior approval of the Holders of a Majority in Liquidation Amount of the Preferred Securities. The provisions of the Declaration with respect to amendments thereof shall apply equally with respect to amendments of the Guarantee.
     Section 9.3 Notices.
     All notices provided for in this Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

       (a) if given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Holders of the Preferred Securities):
U.S. Bank National Association
One Federal Street,3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
Telecopy: (617) 603-6667
Telephone: (617) 603-6567
       (b) if given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Preferred Securities and to the Guarantee Trustee):
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Attention: Rick Green
Telecopy: (405) 742-1805
Telephone: (405) 742-1800

with a copy to:
James I Lundy, III, Esquire
Suite 400
1700 Pennsylvania Avenue, NW
Washington, DC 20006
Telecopy: 202-318-4623
Telephone: 202-349-7130
       (c) if given to any Holder, at the address set forth on the books and records of the Issuer.
     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
     Section 9.4 Benefit.
     This Guarantee is solely for the benefit of the Beneficiaries, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.
     Section 9.5 Governing Law.
     THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES OF SAID STATE.
     Section 9.6 Counterparts.
     This Guarantee may contain more than one counterpart of the signature page and this Guarantee may be executed by the affixing of the signature of the Guarantor and the Guarantee Trustee to any of such counterpart signature pages by facsimile transmission or .pdf file. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had manually executed a single signature page.

     THIS GUARANTEE is executed as of the day and year first above written.

SOUTHWEST BANCORP, INC.

By: Name:	/s/ Rick J. Green Rick J. Green
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION AS TRUSTEE

By: Name:	/s/ Earl W. Dennison Jr. Earl W. Dennison Jr.
Title:	Vice President